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                                                                   Exhibit 10.38

                                   AGREEMENT

This agreement entered into as of 1st day of February, 1996, is entered into by and between The Carbide/Graphite Group, Inc, Carbide Unit, located at Calvert City, Kentucky, hereinafter referred to as the "Company" and the Oil, Chemical and Atomic Workers International Union, Local 3-556, for and on behalf of its members, hereinafter referred to as the "Union."

                                   ARTICLE I

                                    PURPOSE

The general purpose of this agreement is to promote the mutual interest of the employer and the employees; to provide a peaceful method of adjusting differences which may arise between the parties; and to provide for the operation of the Calvert City, Kentucky Plant, of The Carbide/Graphite Group, Inc. under the methods which will, to the fullest extent, further the safety and welfare of the employees, economy of operation, elimination of waste, quantity and quality of output, cleanliness of plant and protection of property.

                                  ARTICLE II

                                  RECOGNITION

1. The Company recognizes the Union as the exclusive bargaining agent of the employees covered by this agreement as certified by the National Labor Relations Board, under date of May 4, 1954, Case 9-RC-2213. The term "employee," as used in this agreement, means all hourly rated production employees, maintenance employees, first aid employees and janitors
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    of the Calvert City, Kentucky Plant, but excluding all office clerical employees, storekeepers (except as modified by the 12/22/93 Agreement), guards, professional employees, supervisors and chemists as defined in the act.

2. The Company will not change the classification of any employee covered hereby or the status of a classification covered hereby for the sole purpose of diminishing the certified bargaining unit.

3. Employees of the Company who are not covered by the terms of this agreement by virtue of their supervisory, clerical, or executive positions, or for other reasons set forth herein, will not perform any work for which contract wage rates are established, except in cases of emergency, or for the purpose of laying out work, or for demonstrating and instructing how work shall be done. The parties agree that the above section has been bothersome and it is the desire of both parties to establish a better understanding and relationship in connection with this problem. The parties agree to use their best efforts in good faith to improve the overall relationship in the various departments.

4. There shall be no discrimination because of race, color, creed, sex, age, national origin, Vietnam era veteran, or disabled Vietnam era veteran status. The term "he," "his," or "man" as used in this agreement shall apply to both male and female employees. The Company and Union further agree to comply with the terms of the Americans with Disabilities Act of 1992 and in the event there is a question as to the application of the terms of the law, the Union and Company shall meet to discuss the matter. It is recognized that employees may need to waive their right to confidentiality to the extent necessary for the Company and Union to discuss

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    the matter as it may apply to seniority.


                                  ARTICLE III

                                  UNION SHOP

1. All employees within the bargaining unit are required to become members of the Union on and after the thirtieth (30th) day following the date of execution of this agreement and remain members of the Union as a condition of employment. New employees are required to become members of the Union on and after the thirtieth (30th) day following the date of employment and thereafter remain members of the Union in good standing as a condition of continued employment, provided, however, any employee shall be deemed to have such membership in the Union if the employee has paid or tendered the initiation fee and dues uniformly required as a condition of such membership, to the Union or its treasurer.

2. During the life of this agreement and in accordance with the provisions of the Labor Management Relations Act of 1947, and in accordance with the "Authorization of Checkoff of Dues" forms hereinafter set forth, and to the extent permitted by the law of the applicable jurisdiction, the Company agrees to deduct Union Membership dues levied in accordance with the Constitution and By-Laws of the Local Union from the first pay of each employee who executes or has executed the following "Authorization for Checkoff of Dues" form.

                                   Date:__________________________

I, ____________________, Clock No. _________, hereby assign to Oil, Chemical and Atomic Workers International Union, A.F.L.-C.I.O., Local 3-556, from any wages earned or to be earned

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by me as your employee, the appropriate monthly dues and initiation fees in such amount as may hereafter be established by the Union and become due to it, as my membership dues in said Union. I authorize and direct you to deduct such amount from my first pay for each month and to remit same to the Union.

This assignment, authorization and directive shall become operative contemporaneous with the effective date of the new collective bargaining agreement between the Employer and Union.

This assignment, authorization and directive shall be irrevocable for the period of one (1) year, or until the termination of the said new collective agreement between the Employer and the Union, whichever occurs sooner; and I agree and direct that this assignment, authorization and directive shall be automatically renewed and shall be irrevocable for successive periods of one (1) year or for the period of such succeeding applicable collective agreement between the Employer and the Union, whichever shall be shorter, unless written notice is given by me to the Employer and the Union within fifteen (15) days prior to the expiration of each period of one (1) year, or the expiration of such applicable collective agreement between the Employer and the Union, whichever occurs sooner.

                                   Signature____________________________________

               Witness__________________________________________________________

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                                  ARTICLE IV

                               MANAGEMENT CLAUSE

1. The management of the plant and the direction of the working forces and the operations in the plant, including the hiring, promoting, transferring and retiring of employees; the suspension, discharging, or otherwise disciplining of employees; the laying off and calling to work of employees in connection with any reduction or increase of the working forces; the scheduling of work and the control and regulation of the use of all equipment and other property of the Employer; and all matters not specifically covered by this agreement are the exclusive functions of management. In the exercise of all the above functions, the management shall not act contrary to the provisions of this agreement.

2. No employee shall engage in any Union activities on Company property during working hours, or in any manner which shall interfere with production, except as provided in the Article on Grievance Procedure.

3.  It is understood and agreed that the Company, subject to the provisions of
    Article XIV has the right to discipline or discharge any employee for any just cause, failure or refusal to comply with any of the provisions of this agreement, and violation of any reasonable published or posted rules.

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                                   ARTICLE V

                           HOURS OF WORK & OVERTIME

                                 Hours of Work
                                 -------------

1. The standard work week shall begin at 11:00 p.m. on Saturday night and end on the following Saturday night at 11:00 p.m. and shall normally consist of five (5) days of work and two (2) off days for each employee. The work day shall be from 11:00 p.m. to 11:00 p.m.

    Where production requires continuous operation twenty-four (24) hours per day, the day will be made up of three (3) shifts and each shift will consist of eight (8) continuous hours. The normal starting time for shift employees is number three (3) shift 11:00 p.m., number one (1) shift 7:00 a.m., and number two (2) shift 3:00 p.m. The normal work time for day workers not on continuous operation is from seven (7:00) a.m. to three-thirty (3:30) p.m. There shall be a thirty (30) minute non-paid lunch period scheduled at the middle of the shift.

                                    Overtime
                                    --------

2. All work in excess of eight (8) hours in the twenty-four (24) hour period after an employee starts to work shall be paid for at the rate of time and one-half. Exception to this instance would be when an employee makes a regular scheduled change of shifts or when the change is made at the request of the employee. All work in excess of forty (40) hours in any work week shall be paid for at the rate of time and one-half; provided, however, that the employee will not be paid both daily and weekly overtime for the same hours of overtime work.

3. Time and one-half will be paid for all hours worked on the sixth (6th) consecutive day in a work week when eight (8) full hours have been worked or credited on each of the five (5) days preceding the sixth (6th) day. Overtime pay for the sixth (6th) day will be reduced by

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    the number of hours less than eight (8) worked or credited on any of the five (5) days preceding the sixth (6th) day.

    Doubletime will be paid for all hours worked on the seventh (7th) consecutive day in a work week when eight (8) full hours have been worked or credited on each of the six (6) days preceding the seventh (7th) day. Overtime pay for the seventh (7th) day will be reduced by the number of hours less than eight (8) worked or credited on any of the six (6) days preceding the seventh (7th) day.

    When an employee starts a 24-hour period on the sixth (6th) day which extends into the seventh (7th) work day of the work week, the employee shall be paid for all hours worked on the seventh (7th) day at doubletime provided the employee worked or was credited eight (8) hours on the sixth (6th) day as set forth above.

    Should an employee be sent home by the Company after working a part of a shift due to lack of work, the remainder of the shift not worked will be counted in calculating sixth (6th) and seventh (7th) day overtime.

4. Hours worked in one work week will not be used in calculating sixth (6th) and seventh (7th) day overtime in any other week. Any pay for hours not worked are not counted in calculating overtime unless specifically set forth in this agreement. The rates set forth in Schedule A are the regular rates as that term is used in the Fair Labor Standards Act. Only those rates shall be used in the calculation of overtime, except that night shift differentials shall be included for this purpose.

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5.  Employees who work overtime shall not be required to take time off during that payroll week other than regular scheduled time off. No employee will work overtime without the authorization of his/her supervisor.

6. The following Union time will be counted as working time for the purpose of qualifying for overtime only:

    (a)  Normal Union meetings (i.e., membership meetings);

    (b)  Arbitration;

    (c)  Negotiation.

    (d)  Mediation.

7. This article is intended to provide a basis for calculating overtime and shall not be construed as a guarantee of hours of work per day or per week.

8. An overtime list will be posted for each job overtime group, showing the amount of overtime worked by each employee. This list will be used as a basis for overtime distribution. The Company must necessarily use the available employee for overtime and thus the equalization will take place over selected periods of time. The Union recognizes that the Company can only carry out this principle if all employees cooperate by working overtime when required.

    In the event an employee has placed his/her card in the "preferred" rack and the employee is then bypassed for overtime, the employee will be paid the applicable rate for which he/she was bypassed. Since the employee from the "preferred" rack is paid for the overtime, the employee shall be charged with the appropriate number of overtime hours.

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    If the employee's card is in the "non-preferred" overtime rack, and the employee is then bypassed, the employee will be paid the premium portion of the pay which would have been earned had such employee worked:

    (a)  time and one-half bypass receives half time premium.

    (b)  doubletime and one-half bypass receives time and one-half premium.

    (c)  call-in pay receives two hours pay or the premium for the time worked.

9. In order to expedite the allocating of overtime opportunities, the following procedure will be followed:

    (a) In each department suitable name card racks will be provided labeled "Prefer Overtime" and "Do Not Prefer Overtime."

    (b) Each employee will place his/her name card in the rack of his/her preference. If the preference of any employee changes, the employee may move his/her name card to the appropriate rack and notify his/her Supervisor; however, such change shall not be made during the last three (3) hours of the shift the employee is working.

    (c) When overtime is worked by anyone who has placed his/her card in the "Prefer Overtime" rack, an equal number of hours will be credited to each person in that overtime group who has not placed his/her card in the "Prefer Overtime" rack and has less overtime hours worked and/or credited to him/her. If more than one (1) employee works overtime, the amount to be credited will be only those hours worked

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         by the person who worked the most overtime that instance.

    (d) Each time an employee places his/her overtime card in the Preferred Overtime rack, his/her hours will be credited to the high hours plus one (1).

10. In order to further expedite the administration of overtime, the following procedure provides a method for administering overtime in the various job groups.

    A. Overtime in all groups will be administered in accordance with the following procedure:

        I. If the overtime requirements are known more than eight (8) hours prior to the overtime shift, but not more than three (3) days, you will:


            (a) Assign the overtime to employees in the job groups for which overtime is needed that have their cards in the "Preferred Overtime" rack beginning with the employee with the least amount of overtime hours worked or credited. This will not negate the prescheduled employee's overtime opportunities that may occur prior to the prescheduled overtime nor will it change the employee's prescheduled overtime.

            (b)  Offer the overtime to any employees in the job groups for which

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                 overtime is needed that have their cards in the "Non-Preferred
                 Overtime" rack.

            (c) Referring to the Furnace Department only, when the above overtime procedures for the Furnace Job Groups (3, 3A, or 4) have been exhausted, the Company will offer the overtime to other Furnace Department employees in the following manner:

            (d)  Overtime & Progression - See Addendum A dated May 19, 1993.

        II. If the overtime requirements are realized eight (8) hours or less prior to the overtime shift, you will:

            (a) Assign the overtime to the employees in the job groups that are on duty and have their cards in the "Preferred Overtime" rack beginning with the employee with the least amount of overtime hours worked or credited, and if additional employees are needed,

            (b) Offer the overtime to any employees that are on duty in the job groups for which overtime is needed that have their cards in the "Non-Preferred Overtime" rack.

            (c) Referring to the Furnace Department only, when the above overtime procedures for the Furnace Job Groups (3, 3A, or 4) have been

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                 exhausted, the Company will offer the overtime to other Furnace
                 Department employees in the following manner:

            (d)  Overtime & Progression - See Addendum A dated May 19, 1993.

    B. Yard employees that are assigned into the various departments on a weekly group change will be given equal overtime opportunities. Upon entering the department, Yard employees will be credited with the highest overtime hours that any permanent employee has, plus an additional four (4) hours. Each time a Yard employee changes departments, the above will apply. Yard employees working in production departments on daily assignments will be eligible for overtime in the Yard department only.

        Overtime lists will be maintained separately for Yard, Truck Drivers, Storekeeper, and Janitor employees.

        (a) Yard overtime will first be offered to the Yard employees. If additional help is needed, the overtime will be offered to the Truck Drivers and Storekeeper.

        (b) Truck Driving overtime will first be offered to the Truck Drivers. If additional help is needed, the overtime will be offered to the Yard employees.

        (c) Janitor overtime will first be offered to the Janitors. If additional help is needed, the overtime will be offered to the Yard employees.

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        (d)  Storeroom overtime will first be offered to the Storekeeper if additional help is needed. Overtime will then be offered to the Truck Drivers.

    C.  Overtime Maintenance

        (a) Overtime in Group #1 will be administered on the basis of primary skills. The three (3) primary skills will be grouped for the purpose of distributing overtime as indicated below:

             1.  General Maintenance and Welders;

             2.  Mechanics;

             3.  Operators.

             All three (3) of these classifications will have separate overtime racks.

             If additional manpower is needed in the above three (3) classifications, the Company will follow the overtime procedure for the other classifications.

        (b) Overtime in Group 1A will be administered on the basis of primary skills as listed below:

             1.  Electricians

             2.  Instrument Mechanic

             Addendum "B" identifies those items which are considered to be instrument work of a call-in nature, however instrument work on the off shifts (of a non-

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             call-in nature) can be performed by a qualified on duty
             electrician. Work assignments as defined by this paragraph shall apply only to overtime assignment and shall not be construed to involve any other work assignment.

        (c) If the overtime opportunities are limited to one shift, only those employees on that shift that have their cards in the "Non-Preferred Overtime" rack, who have less overtime hours worked or credited than the employee who worked overtime will be credited; however, if the overtime opportunity is expanded to include all shifts, then all employees on all shifts with cards in the "Non-Preferred Overtime" rack with less overtime hours worked or credited than the employee who worked overtime will be credited.

11. In emergency callouts, the qualified employees in each overtime group who have placed their name cards in the "Preferred Overtime" rack and who have the lowest number of hours worked and/or credited will be called providing they have left their telephone number at the Personnel Department.

12. Before an employee works more than sixteen (16) hours, it must be agreed to by the employee and the Company. In case an employee works more than sixteen (16) hours, the employee will receive two (2) times his/her straight time rate for all hours worked over sixteen (16). If an employee is sent home during his/her regular scheduled shift after completing sixteen (16) continuous hours, the employee shall be paid for the balance of his/her regular scheduled shift that is not worked at the employee's regular straight time rate.

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13.  Employees absent for thirty (30) days or more except for vacation or sick leave will, upon return to work, be credited with hours equal to the employee with the highest hours in the job group.

14. Employees on light or restricted duty will not be allowed to work any overtime (NOTE: The sixth scheduled day for a swing worker is not considered overtime for this purpose).

                                  ARTICLE VI

                                  WAGE RATES

1. Wages shall be paid in accordance with Schedule "A" which is attached hereto and is a part of this contract.

2. Each employee will be paid once each week on Thursday after 2 p.m. It is recognized that in weeks in which a holiday falls or is observed on Monday, Tuesday, or Wednesday, unusual circumstances might prevent the Company from doing the above. In that event, the Company will post a notice to that effect as soon as the circumstances are known.

3. Employees working on a shift basis will receive a premium of forty (40) cents per hour for the second (2nd) shift starting at 3:00 p.m. and ending at 11:00 p.m. and forty-five (45) cents per hour for the third (3rd) shift starting at 11:00 p.m. and ending at 7:00 a.m.

    If such employees are required to work during a scheduled non-paid lunch period, they shall be paid for such time worked at the rate of time and one-half and shall be allowed sufficient

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    time to eat their lunch when the job is completed or when they can be relieved.

    For the purpose of applying shift premiums, all hours worked by an employee during the employee's work day are considered as worked on the shift on which the employee is scheduled to start work and does work, except:

    (a) If scheduled for the first or second shifts and the employee completes his/her regular turn on those shifts and continues to work for four (4) or more hours into the next shift, the employee will be paid for shift premium for the next shift, for all hours worked on it.

         Hours under four (4) worked in the succeeding shift do not carry the premium of that shift but do carry the premium of the shift on which the employee started.

    (b) If scheduled for the third shift and the employee completes his/her regular turn, continuing to work into the first shift, the employee will be paid the third shift premium for all hours worked on the first shift.

    (c) If the employee completes his/her regular shift and after leaving the plant is called back within the same work day, the employee will receive the applicable shift premium for the hours worked.

4. An employee temporarily transferred from a higher rate job to a lower rate job shall receive the higher rate and an employee on a lower rated job, temporarily transferred to a job paying

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    a higher rate, shall receive the higher rate while so employed.

5. Whenever a new job is started or an old job substantially changed so as to make it a new job, the Company shall discuss the subject with the Union, before fixing or changing the rate. The decision by the Company may be made subject to the Grievance Procedure.

6. Approved rate changes will become effective on Sunday following the eligibility date.

    An employee shall be promoted from one classification to another when capable of performing the work of the classification.

7. Yard employees working in any production cleanup area will be paid Group Four (4) rate.

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                                  ARTICLE VII

                                 SHIFT TRADING

Employees may trade shifts with other employees in the same job classification on a temporary basis not exceeding four (4) weeks, or on a permanent basis. Employees may also trade off days in any one week. These trades will be permitted provided the employees can arrange the trade themselves and it has the prior approval of their supervisor.

Maintenance Department Group Trades - In Job Group 1, any employee may trade work schedule groups with another employee in the same crew provided both have the same primary skill classification.

In Job Groups 1 and 1A, the trades will be made after the posting of the normal schedule for the period in which the trade is to become effective. Such trades shall not exceed the normal schedule period for these groups.

A trade of shifts which interferes with the posted vacation schedule will not be permitted. If a trade is made that interferes, then the employees trading must reschedule their vacations.

When an employee, who is involved in a shift trade, receives a new job per the bidding procedure, the employee will go to his/her new job. The other employee, who represents the other half of the shift trade will continue on the shift for which the employee has traded until the end of the trade period.

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The employee who replaces the employee above will go to the vacancy created by the trade until the end of the trade period, at which time the employee goes to his/her permanent shift.

Weekly group changed employees shall be allowed to trade with a permanent employee. Such trades shall be in accord with the terms of this Article VII.

A trade of shifts or off days shall not infringe the seniority rights of other employees, shall not result in the working of more than forty (40) hours in any calendar week and shall not result in overtime premium pay.

Such trades shall be in accordance with the following:

                                                    May Trade With

Furnace Attendant................................Furnace Attendant

Tapper......................................................Tapper

Desulf Operator....................................Desulf Operator

Packer......................................................Packer

Utility....................................................Utility

Calcine Coal Attendant......................Calcine Coal Attendant

Coke Attendant......................................Coke Attendant

Paste Attendant....................................Paste Attendant

Acetylene Attendant............................Acetylene Attendant

First Aid Attendant............................First Aid Attendant

Janitor....................................................Janitor

General Maintenance 1C......................General Maintenance 1C

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General Maintenance 2C......................General Maintenance 2C

Welder 1C................................................Welder 1C

Welder 2C................................................Welder 2C

Equipment Operator 1C........................Equipment Operator 1C

Electrician............................................Electrician

Truck Driver..........................................Truck Driver

Yard..........................................................Yard

                                 ARTICLE VIII

                                   HOLIDAYS

1.  The Company recognizes the following eleven (11) holidays:

    New Year's Day                                   Fourth of July

    Washington's Birthday                            Labor Day
          (Third Monday in Feb.)

    Good Friday                                      Thanksgiving Day

    Memorial Day                                     Day After Thanksgiving
      (Last Monday in May)

    Columbus Day                                     Christmas Day
         (Second Monday in Oct.)

    Extra Christmas Day


    If an employee is not required to work on any of the eleven (11) holidays listed above, the employee shall receive eight (8) hours pay at his/her regular rate for such holiday. However, to be entitled to pay for a recognized holiday which is not worked, the employee must be on

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    the payroll and must have worked a major portion (four (4) hours or more) of the scheduled work day immediately before and after the holiday, unless the employee's failure to so work is due to a death in the employee's immediate family or unless the employee's failure to so work on the day before the holiday is due to an absence which has been requested in writing at least twenty-four (24) hours in advance of such absence and which request is granted by Management, or unless the employee's failure to work on the day after the holiday is due to an absence which has been requested in writing at least forty-eight (48) hours in advance of such absence and which request is granted by Management. The above language does not pertain to daily or weekly vacations.

    In no case shall a request be granted for both days. Also, the employee shall not have refused to work such holiday if the employee was requested or scheduled to work.

2. If an employee is required to work on any of the eleven (11) holidays listed above, the employee shall receive two and one-half (2-1/2) times his/her regular hourly rate for all hours worked on such holiday.

3. In case an employee is required to work more than eight (8) hours on any of the above holidays, such overtime shall be paid for at the rate of two and one-half (2-1/2) times his/her regular rate.

4. When a holiday falls on an employee's regularly scheduled work day, but is not worked by the employee, such holiday will be counted as a day worked for the purpose of computing overtime pay provided the employee qualified for holiday pay. When a holiday falls on an

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    employee's day off and the employee does not work, such holiday will not be counted as a day worked for the purpose of computing overtime pay.

                                  ARTICLE IX

                                 REPORTING PAY

1. An employee who reports for work at his/her designated starting time on a regular scheduled work day and has not been previously notified that there will be no work for him/her on that day (provided the employee worked the last preceding work period of his/her shift, so that notice could be given, or permission for the employee's absence was granted by his/her supervisor) will be given not less than four (4) hours work, of any type available and pay therefor, or not less than four (4) hours pay at his/her regular hourly rate.

2. This provision shall not apply in case work is not available due to fire, power breakdown or emergencies of any kind beyond the control of the Company.

                                   ARTICLE X

                                  CALL-IN PAY

    An employee who has completed his scheduled shift and clocked out, and is called in by the Company to perform work outside of his/her regular scheduled shift will receive not less than four (4) hours pay at straight time, or pay at the applicable rate for such hours worked, whichever is greater.

                                  ARTICLE XI

                                   VACATIONS

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1.  A regular employee is entitled to an annual vacation as follows:

    (a) Upon the completion of one (1) year, but less than two (2) years continuous service, one (1) week.

    (b) Upon the completion of two (2) years, but less than five (5) years continuous service, two (2) weeks.

    (c) Upon the completion of five (5) years, but less than twelve (12) years continuous service, three (3) weeks.

    (d) Upon the completion of twelve (12) years, but less than twenty (20) years continuous service, four (4) weeks.

    (e)  Upon the completion of twenty (20) years, but less than twenty-five
         (25) years continuous service, five (5) weeks.

    (f)  Upon the completion of twenty-five (25) years continuous service, six
         (6) weeks.

    Vacation pay will be computed by multiplying the employee's then straight time rate per hour by forty (40) hours in case of employees entitled to one
    (1) week's vacation and eighty (80) hours in the case of employees entitled to two (2) weeks' vacation and one hundred twenty (120) hours in the case of employees entitled to three (3) weeks of vacation and one hundred sixty
    (160) hours in the case of employees entitled to four (4) weeks of vacation and two hundred (200) hours in the case of employees entitled to five (5) weeks of vacation and two hundred forty (240) hours in the case of employees entitled to six (6) weeks of vacation.

2. In case employment be terminated after six (6) months service has been completed, an employee shall be paid the proportionate amount of his annual vacation pay (minus vacation pay received, if any) calculated in twelfths (12ths); (maximum allowance 23/12ths) based upon completed months of service to the month in which termination occurs. Any employee separated from the payroll receiving accrued vacation pay, who is subsequently reinstated with full seniority, shall either return the accrued vacation pay at the time of reinstatement, or have it deducted from his/her next earned vacation.

3. Intermittent or continuous absence totaling more than two (2) months during the twelve (12) months preceding an employee's anniversary date of employment will cause the employee's vacation to be reduced one-twelfth (1/12) for each full month of accumulated absence in excess of two (2) months. Exceptions to this above will be made when the time lost was directly attributed to an employee having received an injury at the plant. Absences for any other reasons such as layoffs, granted leaves, etc., will not be counted as time worked in determining vacation earned.

    When vacation time includes a paid holiday (weekly), an additional day of vacation shall be granted. The day must be the last scheduled work day prior to the week of vacation or the first scheduled work day after the week of vacation. Vacations are to be taken in the year following the date of qualification. The qualifying date for vacations shall be the anniversary of the employee's hire date.

    Employees who qualify for a vacation shall have one (1) year, beginning with the hire date anniversary in which to complete the vacation. One (1) week of vacation may be carried over into the next vacation year.

    A vacation calendar will be posted in each department and the employees shall choose vacation dates on a first-come, first-serve basis.

    Employees with more than two (2) weeks of vacation may elect to draw pay in lieu of time off for those eligible weeks over two (2). Vacation time paid in this manner does not count as time worked for overtime calculation purposes.

    It is agreed that some employee vacation may be taken in single day units.

    The amount of single vacation days an individual may take is governed by the following:

    Normal Vacation        Max. No. of Single Days
    ---------------        -----------------------
    1 or 2 Weeks                 5 Days

    3 Weeks or More              10 Days


    Normally an employee will request vacation at least a day in advance, but requests will be considered if made at least one (1) hour before start of shift.

    Individuals making a request after the end of their previous shift recognize they may not know immediately if such request was granted. Management will attempt to answer the query as soon as possible.

    One-day vacations will be granted on a first-come, first-served basis. One-day vacations will not be granted for negotiated Union holidays.

    The Company shall have the right to limit the number of employees allowed to be off at any time in order to operate an efficient plant; however, the Company intends to grant the requests wherever practical.

    The maximum number of employees permitted to take vacations at any one time shall be in accordance with the following schedule:

                                  Maximum Number    Number Allowable
                                Allowable Per Week     Per Shift
                                ------------------     ---------
     Calcine Coal                      2                 1
     Electrode Paste                   2                 1
     Electrical Maintenance            1                 1
     Acetylene                         2                 1

     Mechanical Maintenance*
          Mechanics                    1                 1
          Operators                    1                 1
          General Maintenance          3                 3


          Welders

     Yard                              2                 2
     First Aid                         1                 1
     Janitors                          1                 1
     Furnace                           3                 1
     Pack                              1                 1
     Desulf                            1                 1
     Storekeeper                       1                 1

    *The total number of employees allowed on vacation per week in this classification Group 1 will be three (3).

    If operations of the plant necessitate a substantial change in employment, it is mutually agreed that the allowable number of vacations will be reviewed and adjusted proportionally.

    Application for vacation dates shall be made verbally to the Heads of the various departments and the Department Head shall post each employee's chosen date on the vacation calendar.

    If the Company should decide to close the plant for repairs, maintenance, or other purposes, the Company and the Union may recommend to the employees that they take their vacations during such period that the plant is closed.

    For employees who have three (3) or more weeks of vacation, the Company may schedule one (1) week of that vacation in the event of a plant, department, or department shift shutdown.

                                  ARTICLE XII

                                   SENIORITY

1. Seniority is based on the total length of service with the Company of an employee at the plant. The seniority of each employee is his/her relative position with respect to other employees. Exercise of seniority by employees shall depend upon qualifications to perform the work. If the qualifications of two or more employees are considered equal and they have sufficient qualifications for the work, the employee having the greatest seniority shall be given preference.

2. Seniority shall apply in filling vacancies, layoffs, transfers, recall, and polling for shift. Seniority will be administered as follows:

    (a) A new employee shall be considered a probationary employee for the first sixty (60) working days of employment. At the end of that period, if the employee is retained, his/her name will be placed on the seniority list and his/her seniority shall date from the date of hire.

         A probationary employee shall be subject to layoff, discipline, or discharge at the sole discretion of the Company.

         Any probationary employee rehired after a termination will have all days worked (both before and after termination) counted toward the completion of the probationary period.

    (b)  The seniority of an employee shall cease on the date of:

         1.  Discharge

         2. Resignation, including an absence for five (5) consecutive days without notifying the Human Resource Department or Supervisor.

         3. A layoff or disability leave of absence (as set forth in Section c).

         4. An employee declining to return to work, or failing to return to work or make satisfactory explanation within five (5) days from the date when the registered letter of notification is postmarked when recalled.

             (i) A reply by the employee postmarked within the five (5) day period shall be considered to be within the time period.

            (ii) Written notification by registered mail to the last known address of the laid-off employee, with copy to the Union, shall constitute adequate notice under this Section.

           (iii) Written notification of any change of address and telephone number to the Company and Union shall be the sole responsibility of the employee.

    (c) Any employee who is laid off or incurs a leave of absence will continue to accumulate seniority as follows after the date of layoff or leave.

         Up to three (3) years of service........................ 12 Months
         From three (3) to five (5) years of service............. 24 Months
         More than five (5) years of service..................... 36 Months

         If such employee is not recalled or in cases of disability does not return within the applicable months, as shown above, from the date of layoff or commencement of disability leave, the employee will cease to have seniority. Such seniority accumulated during a period or periods when not on the payroll will apply only in the case of filling vacancies, layoffs, recall and transfers and will not be counted as length of service for the purposes of determining vacation rights or any other benefits.

    (d) Employees will retain and accumulate seniority during periods of excused absence or leave of absence.

    (e) If an employee is transferred from one job group to another, his/her total plant seniority will be transferred.

    (f) Where an employee is going to be absent for more than two (2) weeks, the job may be filled on a temporary basis from within the job group. If the job cannot be filled from within the job group, then it will be offered to the most senior Yard employee. In the event the employee is off one (1) year or more, the employee will, on return, displace the least senior employee in the job classification.

3. (a) When a permanent reduction in force is to be made in any production job, the employees on the job having the least amount of seniority shall be the first to be laid off from that job. Employees so laid off may displace any less senior employee in Job Groups 2, 2A, 3, 3A, 4, 5, 6, 7, 10, and 11. All displaced employees will have the same displacement rights. Any employee may displace a less senior employee in Group 10.

    (b) Any temporary reduction in force in any production job classification in excess of two (2) continuous months will automatically become a permanent reduction in force.

4. The Local Union President, Committeepersons, Secretary/Treasurer, and regular Stewards shall have preferential seniority in the matter of layoffs and shall be retained in their respective departments, job and shift to do any work during their tenure in office. This preferential seniority cannot be used for any other purpose. It is agreed that the number of each is as follows and the Union will currently advise the Company of the names of the various individuals:

    Union President................................................1

     Secretary/Treasurer...........................................1
     Committeepersons............................................ .2
     Stewards....................................1 Regular Steward &
     ............................................1 Alternate Steward
                                                  for each shift in:
                                                   Paste, Acetylene,
                                            Maintenance, Yard, Pack,
                                             Furnace, Calcined Coal,
                                     Desulf and Janitor Departments.

    When operations are curtailed or suspended in any production group, the Company may retain any or all of the employees in this group according to their seniority, if they so desire, for an indefinite period to do cleanup and repair work which normally falls within the limits of their ability and skill and assist in maintenance work in his/her department.


5. When a reduction in force is to be made, the following employees may be retained irrespective of seniority:

    An employee who by reason on special training and skill cannot be replaced satisfactorily by an employee having greater seniority. Likewise, an employee who by reason of special training and skill may be recalled out of seniority for assignments within his/her skill. It is understood that simultaneously all other employees within his/her classification will be so assigned within their skill. Prior to recalling or retaining this employee, the Company shall discuss the subject with the Union.

6. A permanent vacancy is said to exist in any production group when, after the employees in the group have been assigned jobs according to their seniority, there is need for a permanent addition.

    (a) The Company shall post on plant bulletin boards notice of permanent vacancies for seven (7) days so that interested employees may bid on such jobs.

         If no bids are received from active employees, the Company will recall the most senior employee on the recall list.

         If the most senior employee on the recall list holds a permanent job classification, he/she will not be required to forfeit his/her permanent job upon recall. He/she will be assigned from Group 10, Yard, by seniority to the job opening(s) on a weekly basis in accordance with the Yard preference procedure.

         When all employees have returned to their permanent jobs, the senior Yard employee at that time will be assigned to the permanent vacancy that was bid.

         If no one is on the recall list, the Company will hire a new employee.

    (b) The Company recognizes that a qualified new employee on any job will require a reasonable time to learn how to perform the job.

    (c) Temporary jobs filled for more than four (4) weeks will be bid as permanent with the exception of vacancies created by employees away from work due to illness or injury (work or non-work related).

    (d) Any employee who bids on a job shall receive that job and shift. A change of shift may only occur if agreed on by the employee(s) and supervisor, or if agreed to by the Union Committee and Management for the good of the Company or employee(s).

7. The Company agrees to establish and maintain a recall listing of laid-off employees and to maintain a seniority listing showing the names of all employees in the order of their seniority ranking in the various job groups within the Personnel Office for inspection and/or copying by certified Union representatives during office working hours, and to put such list on the bulletin boards. Four (4) copies of such listings will be given to the Union for their sole and exclusive use within thirty (30) days after the effective date of this contract. Such lists mentioned in this article will be posted on the plant bulletin boards.

    In accordance with seniority provision of this agreement, employees on recall list will be recalled to work beginning with most senior employee in the job group and progressing until needed manpower is obtained.

8. Irrespective of Section 3 of this article which covers a permanent reduction and Section 6 which covers the filling of a permanent vacancy, the following procedure will be followed when there is a fluctuation in the level of operations.

    (a) In the event of a temporary reduction in force of two (2) months or less, the following shall apply:

         1. In a partial department shut down, those employees having the least seniority in a job classification shall be reduced first.

         2. Employees displaced will be assigned to the Yard. A permanent Group 10 employee (Janitors and Truck Drivers) without sufficient seniority to hold his/her job, will be reduced to Group 10 Yard Laborer.

         3. Employees displaced during a temporary reduction will maintain their current rate of pay.

         4. Employees without sufficient seniority to claim a job in the Yard Department shall be allowed to displace the least senior employee in job groups 2, 2A, 3, 3A, 4, 5, 6, 7, and 11 before being laid off.

         5. If there are employees more senior in the Yard Department, Group 10, the senior employee in the Yard will be assigned on a weekly basis to fill the vacancy based on Yard preference procedure.

    (b) In other job groups, employees will be reduced according to seniority within the group and those employees reduced will go into Group Ten
         (10).

    (c) The least senior employees in Group Ten (10) will be the first to be laid off from that group and their names will be placed on the recall listing as set forth in Section 9 of this article.

    (d) When operations are resumed, the employees will return to their jobs in the reverse order as outlined in Paragraphs (a), (b), and (c) above. Each employee will return to the job he/she held at the time the operations were reduced.

9.  Maintenance:
    -----------

    1.  1st Class Maintenance
        2nd Class Maintenance

    1A. 1st Class Electrical Maintenance
        2nd Class Electrical Maintenance


    Maintenance employees will be rated and tested on primary skills such as electrical maintenance, welding, machining, general maintenance ability, ability to run and maintain cranes and bulldozers, and other skills which the operations of the plant might require.

    In the best interest of efficient operations of the plant, it is the intention of the Company to utilize maintenance employees at their primary skills; however, it is agreed that maintenance employees will perform any and all types of maintenance work as directed by Management. In the assignment of work, the parties to this agreement agree that it is the responsibility of Management to assign work. It is also understood that if this responsibility is used in such a fashion to be unfair or discriminatory, the Union has the right to grieve under the grievance procedure as set forth in Article XIV.

    In an effort to improve operating efficiencies, employees will be permitted to do incidental work such as cleanup and minor repair work on equipment in their department, only on the back shifts and weekends. This work should not exceed 30 minutes nor require more than the most basic hand tools such as pliers, screwdrivers, wrenches and hammers. This is in no way intended to relax the jurisdictional boundaries between the production and maintenance groups. In no case will this be permitted to compromise employee safety.

10. Job Groups:
    ----------

    1.  1st Class Maintenance
        2nd Class Maintenance

    1A. 1st Class Electrical Maintenance
        2nd Class Electrical Maintenance

    2.  Desulf Operator

    2A. Pack

    3.  Furnace Attendants and Tappers

    3A. Tapper

    4.  Utility

    5.  Calcine Coal

    6.  Acetylene Attendant

    7.  Paste Attendant

    8.  First Aid Attendant

    10. Yard:  Truck Driver - Labor - Janitor - Storekeeper

    11. Coke Attendant

11. Yard:
    ----

    (a) In the assigning of Yard employees to production jobs on a week-to-week basis, the Company reserves the right to assign employees to departments in which they have experience. The senior yard employees will be assigned to the production jobs they have experience in when the need arises.

    (b) The regular yard Steward will be the last Yard employee assigned to production work except for the Truck Drivers.

    (c) A permanent or temporarily reduced Group Ten (10) (Yard employee) may exercise a temporary preference for assignments in accordance with seniority into the Paste, Utility, Acetylene, Furnace, Calcine Coal, Coke, Pack, Desulf, and Janitor Department.

    (d) Such preferences will be made in writing in the Personnel Office no later than the 20th day of the preceding month to be effective and will become effective the first Sunday of each calendar month.

    (e) When such temporary preference is made, it will be for one (1) calendar month duration.

    (f) Once an employee exercises a temporary preference, it cannot be changed until the following month.

12. Relief Attendants:
    -----------------

    (a) A bid will be posted for an Acetylene Attendant-Relief. This bid will be posted and any employee in the plant may bid on the opening. The successful bidder will be assigned to the Acetylene Department on a weekly basis to replace an employee on sick leave, vacation, etc. When the employee is not working at the Acetylene Department, he/she will be assigned to the Yard Department and may be group changed to any other department.

         If a permanent Acetylene Attendant's job opens, the Acetylene Attendant-Relief will fill the permanent position.

         Each time the Acetylene Attendant-Relief enters the Acetylene Department, the employee's overtime hours will be credited with the highest overtime hours of the permanent Acetylene Attendant plus an additional four (4) hours and then would be eligible for overtime when working in that department on a weekly basis.

         If the Acetylene Attendant-Relief's job is subsequently eliminated, normal contract procedures will prevail.

    (b) A bid will be posted for a Temporary First Aid Attendant. This bid will be posted and any employee in the plant may bid on the opening. The successful bidder will be assigned to the First Aid Department on a weekly basis to replace an employee on sick leave, vacation, etc. The First Aid Relief may be used as extra help in the First Aid Department. He may also be used on a daily basis to fill vacancies but only after the overtime procedure for the First Aid Department has been exhausted. If the First Aid Relief is scheduled to be on duty on the vacant shift, he may be transferred to the First Aid Department to cover the shift. If the First Aid Relief is on a different schedule than the vacant shift, his regular shift will not be changed; however, the Company may request that the First Aid Relief cover the vacancy as overtime if agreed to by the First Aid Relief. When the employee is not working in the First Aid

         Department, he/she will be assigned to their permanent position.

         If a permanent First Aid Attendant job opens, the Temporary First Aid Attendant will be offered such permanent opening before the First Aid Attendant's job is put up for bid.

         Each time the Temporary First Aid Attendant enters the First Aid Department, the employee's overtime hours will be credited with the highest overtime hours of the permanent First Aid Attendant plus an additional four (4) hours and then would be eligible for overtime when working in that department on a weekly basis.

         If the Temporary First Aid Attendant's job is subsequently eliminated, normal contract procedures will prevail.

         It is mutually understood that this agreement will become valid and all prior agreements in regard to this matter will become null and void.

         No employee shall be allowed to hold the First Aid Attendant position or First Aid Relief position without EMT Certificate (present incumbents grandfathered). An employee with First Aid training/experience may bid for the First Aid Attendant or First Aid Relief positions without EMT Certification. If such employee is awarded such bid, he/she will obtain EMT Certification within three (3) months. Failure to obtain such certification will result in such employee being removed from such job immediately unless extended by mutual consent of the Company and Union.

    (c) A bid will be posted for a Temporary Desulf Relief Attendant. This bid will be posted and any employee in the plant may bid on the opening. The successful bidder will be assigned to the Desulf Department on a weekly basis to replace an employee on sick leave, vacation, etc. When the employee is not working in the Desulf Department, he/she will be assigned to the Yard Department. The employee will then take daily assignment from the Yard Department and may be group changed to any other department.

         If a permanent Desulf Attendant job opens, the Temporary Desulf Relief Attendant will be offered such permanent opening before the Desulf Attendant's job is put up for bid.

         Each time the Temporary Desulf Relief Attendant enters the Desulf Department, the employee's overtime hours will be credited with the highest overtime hours of the permanent Desulf Attendant plus an additional four (4) hours and then would be eligible for overtime when working in that department on a weekly basis.

         If the Temporary Desulf Attendant's job is subsequently eliminated, normal contract procedures will prevail.

13. The right of the Company to retire any employee who has attained the age of seventy (70) years is hereby acknowledged and all seniority rights granted to employees hereunder are subject and subordinate to such right.

                                 ARTICLE XIII

                               LEAVE OF ABSENCE
1. Leaves of absence without pay, for good and sufficient reasons will be granted upon request to the Company. The duration of such leaves shall not exceed thirty (30) days.

2. The Company will comply with the Family Medical Leave Act of 1993 (FMLA) in granting qualifying leaves of absence.

3. Any employee on leave of absence shall be entitled to benefits as may be in force during the period the employee is on leave of absence with the provisions of the Group Insurance Plan and Retirement Income Plan. Any employee on leave of absence which exceeds the provisions of the Group Insurance Plan and Retirement Income Plan regarding reinstatement in these plans shall be reinstated with benefits in force and provided for by the plans at the time of the employee's reinstatement.

4. Employees on sick leave for six (6) weeks or longer must present a statement from his/her doctor that he/she is physically fit. The Company may request such employee to be examined by a doctor designated by the Company at the Company's expense including four (4) hours pay for the individual.

    Should the doctor designated by the Company declare any employee unfit to return to work, the employee may return to his/her doctor for examination at the employee's expense. Should the doctor indicate the employee is able to work, then the two doctors shall get together to try to resolve the issue. If the two doctors cannot resolve the issue, they will select a third doctor who will resolve the issue. In such an event, the fees of the third physician shall be paid by the Company. Employees will be paid four (4) hours pay in the event this occurs.

                                  ARTICLE XIV

                      GRIEVANCE PROCEDURE AND ARBITRATION

1. Any grievance of any employee covered by the terms of this agreement, or any dispute which shall arise between the Union or its members and the Company with respect to the interpretation or application of any of the terms or provisions of this agreement, shall be determined during the term of this agreement, by the procedure set forth by this article.

2. Grievances shall be taken up for adjustment as may be necessary and in the following manner:

    Step 1: An employee having a grievance shall within five (5) days from the date of the discovery thereof, take the matter up with his/her supervisor, with or without a steward being present. Regardless of settlement, the grievance shall then be reduced to writing on the grievance forms provided for this purpose and submitted to the supervisor within two (2) days. Reply to be given as promptly as possible but must be given within two (2) days.

    Step 2: If either party decides to carry the grievance further, it shall notify the other party in writing not later than five (5) days following the decision in the first step and within five (5) days following receipt of such notification the Grievance Committee of three (3), the International Representative or his/her representative of the Union, and the aggrieved employee shall meet with the Works Manager or his/her representatives to reach settlement. Reply shall be made in writing within five (5) days after such meeting.


    Step 3: In the event the parties are unable to resolve a grievance after having met at the prior steps, they may, by mutual agreement, present the matter to a Kentucky State Mediator who will act only in the capacity of an Advisor. The advisory opinion of the mediator shall not be final and binding on either the Company or the Union. Lost time incurred by the Union will be paid by the Company.

    Step 4: If not settled, the grievance shall be referred to arbitration in case written request is made by either party within fifteen (15) days after date of reply in the second step. If such request for arbitration is not made, the grievance shall be considered settled. Any grievance referred to arbitration will be waived unless it is arbitrated within thirty (30) days after the request for arbitration unless the parties mutually agree to delay the arbitration for a longer period .

3. A request may be made by either party to the Federal Mediation and Conciliation Service of Washington for the name of seven (7) arbitrators. If the seven (7) arbitrators are acceptable to both parties, one (1) of the seven (7) will be selected by the Union and the Company, both striking three
    (3) names. The remaining arbitrator shall hear the case and render a decision which shall be final and binding upon both parties.

    The arbitrator shall not have the power to add to, or subtract from, or to modify any of the articles of this agreement. The expense of the arbitrator shall be shared equally by the Company and the Union.

4. If an employee is discharged and he/she feels he/she has been unjustly discharged, the matter may be submitted to Grievance Procedure, starting with the Second Step, providing the employee makes his/her claim within five
    (5) days after his/her discharge.

5. The periods of time as above stated in this procedure are exclusive of Saturdays, Sundays, and Holidays in all cases.

6. (a) The Union shall furnish the Company with the names of all stewards and the Grievance Committee and the Company shall recognize and deal with these representatives of the Union in settling grievances in accordance with the above procedure.

    (b) A Steward shall be permitted to spend a reasonable amount of time without loss of pay to assist in the adjustment of grievances within the department he/she represents by arrangement with his/her supervisor.

    (c) The Grievance Committee of the Union shall be permitted to spend a reasonable amount of time without loss of pay to discharge their responsibilities in Step 2 above by arrangement with their supervisor.

7. The time limits mentioned in this Article are specified for the purpose of expeditiously disposing of grievances and disputes, but may be extended in writing by mutual agreement. However, the waiver by the Employer or the Union of any such time limits in any case shall not constitute a waiver by the Employer or the Union of any such time limits or its right to insist on adherence thereto in any subsequent case. Failure to abide with time limits by either party forfeits the grievance.

8. The words "by arrangement with his/her supervisor" contained in (b) and (c) above shall be construed to mean that the supervisor will make such arrangement within an hour after the request unless it is mutually agreed to extend such time limits, by the Union Representative designated in the specific step and the Management person designated in that step.

9. The Union will not intentionally gut any shift in the processing of grievances. Except in the case of arbitration, the Union will expect to use all witnesses and have them available as the Union deems necessary.

                                  ARTICLE XV

                               SAFETY AND HEALTH

1. Employees will at all times exercise safety in the operation and performance of their duties and will immediately report all injuries to the First Aid Department; and the Company will on all shifts, provide first aid equipment and supplies, together with a qualified person familiar with standard first aid practices, for the purpose of first aid to the injured.

2. The Company agrees to furnish protective helmets, goggles, fire retardant clothing, and lumbar support belts.

    The Company expects to issue such equipment to employees and maintain such equipment, but will deduct from an employee's pay when he/she is separated from the employ of the Company, the value of any such equipment not turned back to the Company.

3. The Company will furnish all hourly rated maintenance and production employees gloves of the quality and number required for the work performed.

    In furnishing all the above gloves, it is understood and agreed that employees may be required to turn in their old gloves in order to receive a new pair.

4. The wearing of safety shoes is a condition of employment. If an employee so chooses, he/she may purchase shoes via a shoe vendor in the Plant and can receive up to a value of $115.00 toward the purchase price. The Company assumes responsibility to ensure that safety shoes from the shoemobile will satisfy Company requirements. The Company will pay up to $95.00 per year toward the purchase of safety shoes when employees purchase shoes from a vendor of their choice. Payment to be made in February of contract year.

    Employees working less than (6) months shall not be entitled to any rebate on the purchase of safety shoes. After the employee has completed six (6) months of services, the Company will refund to him/her up to $95.00 toward the purchase of safety shoes.

5. The Company will pay for the cost of prescription lenses for those employees who require corrective lenses in their safety goggles. Safety goggles that may become broken in the normal course of work are to be replaced without cost to the employee while safety goggles misplaced or otherwise damaged through carelessness by the employee shall be charged to the employee. When it is necessary to change lenses, the old goggles must be turned in at the Safety Office.

    Employees will be allowed to order prescription safety glasses from the employee's personal doctor or business of choice. The glasses must comply with plant safety standards. If so ordered, the Company will reimburse the employee the following amounts:

          Single Vision............ $ 60.00
          Bi-Focals................ $100.00
          Tri-Focals............... $120.00

          These glasses will be subject to the reorder provisions of the above paragraph.

6. The Company will meet and follow OSHA standards for all OSHA mandated reports/logs, etc.

7. An employee on light duty will be paid as if he remained on his shift. In this way, he will receive shift differentials, holiday pay, and the extra scheduled day per month as received by other members of the same shift for that same period.

    A light duty employee may be assigned such work as he/she can reasonably perform. This may involve alternatives to bargaining unit/production work.

8.  A safety advisory committee shall be established consisting of up to twelve
    (12) members, six (6) to be selected by the Company and six (6) to be selected by the Union. Meetings may be held monthly as determined by the committee. Their duties shall be to make recommendations to the Plant Management for changes or improvements of safety.

9. Should any questions arise as to the work load of an individual or a group, then the Company agrees to discuss this matter with the Union. If the question is not settled by such conference, then it shall be referred to the grievance procedure.

10. If an employee has good reason to believe that an assigned job may involve imminent danger to life or limb, the foreman and Union Steward will be notified immediately. If the matter is not resolved, it will be taken up with the Plant Manager or his designee for the purpose of resolving the dispute. If the dispute is not then resolved, Management shall make an immediate investigation of the imminent danger complaint, including consideration as to the advisability of stopping the job pending final determination of the dispute where in the opinion of Management such action is warranted. If the decision of Management is that the job is safe, the employee must perform the assigned job. If the employee still feels an imminent danger exists, the Plant Manager or his designee and the responsible Union Safety Representative shall meet for the purpose of taking prompt action to determine whether the condition is one involving imminent danger. It is agreed that neither the Company nor the

    Union will accept or tolerate employee claims of imminent danger which are capricious or otherwise not based on an actual fear that imminent danger does exist.

                                  ARTICLE XVI

                              COMPENSATION MAKEUP

In case an employee sustains a compensable injury and it is necessary to secure for him/her to send him/her to a doctor, the following shall apply:

1. If the doctor sends the employee back to work that day with a statement to the effect that his/her injury was bona fide and required medical attention the employee shall be credited with the time required for the visit to the doctor; otherwise, the employee shall be given an opportunity to make up time lost due to his/her visit to the doctor.

2. If the doctor sends the employee home, the employee shall be paid for the full number of hours in his/her shift on the day on which the injury occurred at his/her rate on that day. Such time paid for will be credited for the purpose of determining weekly overtime.

3. Any employee who is absent from work because of an occupational injury incurred while on duty at the plant and who reported the injury to his/her supervisor and who has been examined by the Company doctor at the Company's request immediately following the injury during the shift or day the injury occurred and declared unable to work unless the injury was purposely self-inflicted, or due to wilful misconduct, violation of plant rules, or refusal to use safety appliances, will be excused from work. When properly approved by the Company, the employee will be paid for time lost during the normal seven (7) day waiting period provided by the Kentucky Industrial Compensation Board. The maximum amount payable to the employee during this seven (7) day period will not exceed an amount equal to forty (40) hours at the employee's then straight time base rate. The above provision shall not apply in case of back injuries.

4. The following steps are to be taken by an injured employee in order to be eligible for payment for time lost during the seven (7) day waiting period provided by the Kentucky Industrial Compensation Board, based on the intent of Article XVI Compensation Makeup in our present agreement.

    (a)  Employees must promptly report any injury to his/her supervisor.

    (b)  Employee must report to the First Aid Department for treatment.

    (c) The First Aid Department will determine whether or not the injured employee is to be sent to the Company doctor.

    (d) The Company doctor shall make the decision on whether or not the employee is able to work.

    (e) The Company will investigate the cause of the injury. Payment will not be made if the injury was self-inflicted, due to wilful misconduct, due to violation of plant rules, or refusal to use safety appliances.

    (f) In the event that an injured employee reports to First Aid and is not sent to the Company doctor and in the event the employee's injury should worsen while off duty, the employee may consult another doctor in order to get immediate relief. The employee must, however, report to the Plant First Aid Department, as soon as possible, for examination by that department and/or the Company doctor.

         In the event that the non-company doctor should confine the injured employee to bed or to a hospital, the employee must notify the Company by telephone so that the employee may be visited by the Company doctor. The following phone numbers must be called to make such report:

                      Worker's Comp Administrator
                                or
                      Human Resources...........................395-4143

         In off hours, call the Shift Supervisor on duty. If no Shift Supervisor is on duty, notify the First Aid Attendant on duty.

    (g) Payments provided in this section will only be made if the injured employee reports to the Plant First Aid Department for treatment at or before the employee's regular starting time each work day unless excused by the Company doctor.

5. If the disability shall continue for more than three (3) weeks and the employee receives compensation from the Kentucky Industrial Compensation Board for the seven (7) day waiting period, then the amount to be paid by the employer shall be reduced by the difference between the amount received by the employee and the amount the employer paid to the employee as provided in this section. Said payments in this section will only be made if the injured employee reports to the Plant First Aid Department for treatment at or before the employee's regular starting time each work day unless excused by the Company doctor.

6.  If time lost as a result of a compensable injury extends beyond the seven
    (7) day waiting period, then the employer will make up the difference between what the employee would have earned at the employee's straight time rate per hour and the amounts of money received by the employee from the Kentucky Industrial Compensation Board as payment for time lost as a result of a compensable injury. The employer will only make up such difference up to a period of twenty-five (25) weeks beyond the initial seven (7) day waiting period. The basic intent of this article is to provide that the employee sustaining a compensable injury shall not suffer any diminution in his/her normal straight time hourly earnings for an aggregate period of twenty-six (26) weeks as a result of such injury. Any time paid for under this section will be credited for the purpose of determining weekly overtime.


7. All disability payments provided for in this contract shall be reduced by the amount or amounts of any other benefits which might be provided through state or federal legislation for the same type of disability and for the same period of absence.

8. Any wilful abuse of this section by the employee will result in an immediate dismissal of the employee by the Company.


                                 ARTICLE XVII

                                BULLETIN BOARDS

The employer will provide four (4) bulletin boards in mutually agreeable locations to be used for Union notices. These notices will be posted by the Union and signed by a union official. Union notices shall be restricted to the following:

1.  Notices of Union recreational and social affairs.

2.  Notices of Union elections, appointments and results of Union elections.

3.  Notices of Union meetings.

                                 ARTICLE XVIII

                                 FUNERAL LEAVE

An employee shall be protected against loss of pay for such time as may be needed for the purpose of attending the funeral of a member of the employee's immediate family up to a maximum of three (3) scheduled working days at his/her then regular straight time hourly rate during the period beginning with the day after death and ending with the day after funeral. Immediate family is interpreted to cover husband, wife, father, mother, child, stepchild, brother, sister, mother-in-law, father-in-law, grandchildren, grandfather and grandmother.

One day's pay will be paid for sister-in-law, brother-in-law, stepmother, and stepfather for purpose of attending funeral.

Any time paid for under this provision, not exceeding three (3) scheduled working days per work week, will be counted as time worked for the purpose of determining weekly overtime.

                                  ARTICLE XIX

                                   JURY DUTY

An employee who is called for jury duty may be excused from work upon presentation of court notice to the employee's immediate supervisor. The employee who has been so excused will be paid the difference between his/her normal straight time earnings and the fees received from the court, provided the employee submits evidence of the amount received from the court. Only the number of his/her scheduled work days actually spent in court are counted in calculating payment. Such days will be credited at eight (8) hours each for overtime purposes.

                                  ARTICLE XX

                                    LUNCHES

1. (a) A lunch allowance of $4.00 will be given to any employee who has worked twelve (12) continuous hours.

    (b)  Payment in cash shall be made to the employee on the next payday.

2. Vending facilities will be provided for employees electing to secure meals from within the plant. If vending machines are out of order or adequate food not available, reasonable efforts will be made for food to be made available.

                                  ARTICLE XXI

                                WORK STOPPAGES

1. It is agreed on the part of the Union that there shall be no strikes, slowdown, sitdowns, walkouts, or other interferences with work during the term of this agreement and on the part of the Employer it is agreed that there shall be no lockouts during the term of this agreement. Both parties agree to make every reasonable effort to adjust any grievance which may arise in accordance with the remedy provided in the grievance procedure. The employer shall have the absolute right, in its discretion, to take disciplinary action up to and including discharge against any or all employees who participate in or who aid, abet or encourage others to participate in an unauthorized strike, sitdown, or work stoppage. Any employee so discharged shall forfeit seniority and any other right or privilege he/she may otherwise enjoy under this agreement. Any question as to whether a particular employee was involved therein may be submitted to the grievance procedure.

2. In the event of an unauthorized strike, sitdown, slowdown or work stoppage, the Union will promptly disclaim responsibility by having an official or committee member so inform the Employer and the Union will also use its best efforts to get the employees back to work. If the Union immediately takes the above action there shall be no financial liability on the part of the Oil, Chemical and Atomic Workers International Union, Local 3-556, or any of its officers or agents. The sole recourse and exclusive remedy of the Employer in the event of such unauthorized strike or work stoppage is to impose disciplinary action as heretofore mentioned.

                                 ARTICLE XXII

                                    PENSION

1. Employees covered by the Agreement shall be eligible at their option to participate in The Carbide/Graphite Group, Inc. Non-Contributory Retirement Income Plan in accordance with terms and provisions of this Plan. However, the adjustments in the amounts of pensions payable under this Plan by reasons of the 1965 and 1968 amendments to the Social Security Act, or any other amendments during the term of this Agreement, shall be waived.

2. Effective February 1, 1996, the pension benefit multiplier will increase from twenty-two dollars ($22.00) to twenty-six dollars ($26.00) per month for all years of credited service.

    Effective February 1, 1997, the pension benefit multiplier will increase to twenty-seven dollars and fifty cents ($27.50) per month for all years of credited service.

    Effective February 1, 1998, the pension benefit multiplier will increase to twenty-nine dollars ($29.00) per month for all years of credited service.

    Effective February 1, 1999, the pension benefit multiplier will increase to thirty-one dollars ($31.00) per month for all years of credited service.

    Effective February 1, 2000, the pension benefit multiplier will increase to thirty-three dollars ($33.00) per month for all years of credited service.

3. A participant who retires on an early retirement date and elects to receive a retirement income shall receive retirement income reduced in accordance with Plan provisions, unless the participant retires on or after the date on which the participant attained age and years of credited service that total 85, in which case there is no reduction for early retirement.

                                 ARTICLE XXIII

                     COMPREHENSIVE MEDICAL INSURANCE PLAN

During the term of this Agreement, the provisions of the Comprehensive Medical Plan will be guaranteed by the Company.

If an employee is temporarily laid off or on an authorized leave of absence, the employee's insurance will be continued until the end of the third policy month following the policy month in which the layoff or leave starts.

The maximum allowance payable pursuant to the terms and conditions of the Comprehensive Medical Plan shall be $1,000,000. Beginning February 1, 1996, the monthly employee contribution will be $9.00 for employee only coverage, $18.00 for employee plus one dependent, and $25.00 for employee plus two or more dependents.

The deductible for in-network will be $300.00 per individual per calendar year with a maximum of two per family per calendar year. The deductible for out-of-network will be $500.00 per individual per calendar year with a maximum of two per family per calendar year. The out-of pocket maximum (inclusive of deductible) for in-network will be $500.00 for an individual or $1,000.00 for the employee and all eligible covered dependents per calendar year. The out-of-pocket maximum

(inclusive of deductible) for out-of-network will be $1,000.00 for an individual or $2,000.00 for the employee and all eligible covered dependents per calendar year.

The co-payment percentage that will be paid by the insurance (subject to deductibles and limited to eligible expenses) will be 85% for in-network hospitals and other services, 65% for out-of-network hospitals, and 60% for other services out-of-network.

Deductibles and out-of-pocket maximums for active employees and retirees under this Plan will therefore be those established by future negotiations.

Active eligible employees retiring after February 1, 1996, will be covered by The Carbide/Graphite Group Comprehensive Medical Plan.

Employees retiring September 1, 1993, or later will pay premiums equal to active employees. After age 65, the contribution will be one-half of active rate.

1.  Sickness and Accident Benefit - The Sickness and Accident benefit shall be
    -----------------------------
    for a maximum period of twenty-six (26) weeks.

    (a) For employees actively at work who go out on Sickness and Accident Benefits after February 1, 1996, increase the Sickness and Accident benefits from $260 to $270.

    (b) For employees actively at work who go out on Sickness and Accident Benefits after

         February 1, 1997, increase the Sickness and Accident benefit from $270 to $280.

    (c) For employees actively at work who go out on Sickness and Accident Benefits after February 1, 1998, increase the Sickness and Accident benefit from $280 to $290.

    (d) For employees actively at work who go out on Sickness and Accident Benefits after February 1, 1999, increase the Sickness and Accident benefit from $290 to $300.

    (e) For employees actively at work who go out on Sickness and Accident Benefits after February 1, 2000, increase the Sickness and Accident benefit from $300 to $310.

2.  Life Insurance - The amount of Group Life Insurance for each employee is
    --------------
    $24,000. The amount of Accidental Death and Dismemberment Insurance for each employee is $12,000. Effective February 1, 1997, the amount of life insurance for each employee will increase to $27,000 and the amount of Accidental Death and Dismemberment Insurance for each employee will increase to $13,500. Effective February 1, 1998, the amount of life insurance for each employee will increase to $30,000 and the amount of Accidental Death and Dismemberment Insurance for each employee will increase to $15,000. Effective February 1, 1999, the amount of life insurance for each employee will increase to $32,000 and the amount of Accidental Death and Dismemberment Insurance for each employee will increase to $16,000. Effective February 1, 2000, the amount of life insurance for each employee will increase to $35,000 and the amount of Accidental Death and Dismemberment Insurance for each employee will increase to $17,500.

3.  Dental Plan - Effective November 1, 1992, those employees and eligible
    -----------
    dependents enrolled in The Carbide/Graphite Group Comprehensive Medical Plan shall have Dental Insurance in accordance with the following plan at no additional cost:

     Lifetime Maximum.........................................NONE
     Calendar Year Maximum..................................$1,000
     Calendar Year Deductible*......................$25/per person
                                                    $50/per family
                                                  (Aggregate Max.)

     Covered Expenses...................80% Reasonable & Customary

     Orthodontics.......................................50% of UCR
                                     reimbursement $1,000 lifetime
                                            maximum per individual

    *Deductible will not be applied against any diagnostic or preventive expenses.

    Employees will be eligible for dental coverage when they become eligible for medical insurance under the Comprehensive Medical Plan.

    All other terms of the existing plan will remain unchanged (active employees and eligible dependents only).

                                 ARTICLE XXIV

                    MAINTENANCE TOOL ALLOWANCE AND TESTING

1. The Company will replace, as soon as possible, tools that are broken, worn out, lost and other tools required to do maintenance work for Maintenance Department employees at work up to a maximum amount of $100.00 per year. This applies to employees that have completed their probationary period. Payment to be made in August of contract year.

2. Employees from other job groups who bid on posted jobs in the first class or second class maintenance classification shall be required to pass the examination test for the job bid on.

3. The Company may hire skilled workers directly from the outside into the first class and second class maintenance classifications. It is understood that such hiring will not affect the opportunities for advancement of the employees in these classifications.

4.  The testing will start with senior second class employees and work downward.

5. New hires will be given the same test as an employee already in the plant, excepting plant knowledge.

6.  Welding tests will be conducted in accordance with A.W.S. standards.

7. An employee for any job group bidding for a posted maintenance job must pass the following tests:

   Specialty                                          Test
   ---------                                          ----
     Mechanical Maintenance....................General Maintenance

     Mechanic.............................................Mechanic
                                               General Maintenance

     Equipment Operator...................................Operator
                                               General Maintenance

     Welder.................................................Welder
                                               General Maintenance

     Electrical Maintenance.....................General Electrical

     Instrument Mechanical..............................Instrument
                                                General Electrical

    If the employee fails the test in a particular skill, the employee cannot take another test in that skill for three (3) months.

8. The Union recognizes and agrees that at some future date a full complement of first class maintenance employees will be reached and at such time there will be no employees in the second class classification.

                                  ARTICLE XXV

                               ACTING SUPERVISOR

1. The Union recognizes that the Company has a policy of promoting from within and in the practical application of this policy does from time to time appoint Acting Supervisors to fill temporary vacancies in the supervisory force or to enlarge the supervisory force to meet a temporary need. It is, therefore, agreed that such Acting Supervisors will not lose any seniority rights by having so served.

2. The Company's policy in regard to the use of Acting Supervisors is as follows:

    (a) To fill in for regular supervisors who are not on the job because of vacations, illnesses, leaves of absences or other such reasons, plus the utilization of Acting Supervisors to fill in situations where schedule considerations leave a day or so a week which is impossible to efficiently schedule.

    (b) To cover temporary needs due to fluctuations in production schedules or other temporary needs which the Company is not able to definitize.

3. In carrying out these policies, the Company will make assignments of Acting Supervisors in such a fashion that no single Acting Supervisor will serve in such capacity in excess of ninety (90) working days in a calendar year.

4. The filling of the position of Acting Supervisor shall comply with the following:

    (a)  Probationary employees shall not be used.

    (b)  Upgrades to Acting Supervisor shall be for a minimum of one day.

    (c) The upgraded employee will not work overtime as an hourly employee immediately after the end of the upgraded shift.

                                 ARTICLE XXVI

                             MAJOR DISASTER CLAUSE

In the event work is not available because of a major disaster caused by an earthquake, power failure, flood, fire, explosion, enemy attack, Act of God, or other like events that would cause partial or complete evacuation of the plant, then Paragraph 8 of Article V - Hours of Work and Overtime and Article IX - Reporting Pay shall be suspended for the duration of the situation.

It is further understood between the parties that during any such disaster as set forth above that the Company must use available employees for whatever work appears to be important to save life; to minimize loss or to prevent the spread of the disaster. Strict rules of seniority shall not be observed until such availability of work has passed, after which all provision of the agreement shall again be in full force and effect.

                                 ARTICLE XXVII

                              OUTSIDE CONTRACTORS

The Local Union President will be notified before any outside contract work is performed in the plant and will have the right to discuss such work before started by the contractor.

After such discussion, the Union President may discuss the matter with the Plant Manager if deemed necessary by the Union.


The Company will use its best efforts to have its employees perform bargaining unit work; however, it is recognized that certain work may have to be subcontracted because the Company does not have qualified employees, actively working, available to do the work and/or proper tools, equipment or facilities to perform the work efficiently. It is further recognized that other legitimate business reasons such as emergencies and/or the immediate necessity for start-up or completion of a job may also require a job to be subcontracted.

                                ARTICLE XXVIII

                           TERMINATION AND DURATION

This agreement expresses the full and complete understanding of the parties on the subjects of working conditions, hours of work and other conditions of employment, including method of wage payment. Any subject matter not mentioned herein is hereby specifically waived. It is therefore agreed that this agreement will become effective as of 11:01 p.m. January 31, 1996, and remain in effect until 11:00 p.m. January 31, 2001 and for the annual periods running from January 31 to January 31 thereafter unless sixty (60) days prior to any expiration date either party notifies the other in writing of its desire to terminate on the expiration day.

It is agreed that neither the Union or the Company will present any demands or claims not included herein during the life of this agreement unless it is agreed by the parties that changes in or amendments to this agreement are desirable.

Executed this 31st day of January, 1996:

THE CARBIDE/GRAPHITE GROUP, INC.                  OIL, CHEMICAL & ATOMIC WORKERS
                                                  INTERNATIONAL UNION 3-556

/s/ R.G. Pepler              /s/ H.E. Littlejohn


/s/ W.E. Damian              /s/ L.J. York


/s/ M.B. Armstrong           /s/ J. O. Haley


/s/ G.F. Weyer               /s/ C.L. Heath

                             /s/ R. Duncan

                             /s/ G. J. Madison

                                                                    ADDENDUM "A"

                            MEMORANDUM OF AGREEMENT

                             Effective May 19, 1993

                            Revised February 1, 1996



The Union and Company agree on the following procedure to be used in the Furnace Department regarding overtime and progression:

                          FURNACE ATTENDANT - GROUP 3
                          ---------------------------

If overtime requirements are realized eight (8) hours or less prior to the overtime shift but more than four (4) hours, you will:

    1. Assign the overtime to the available Furnace Attendant (if in the "preferred" overtime rack), or offer to the available Furnace Attendants in the "non-preferred" rack.

    2. If the Group 3, Furnace Attendants, elect not to work the overtime, the Company will then use the progression step and assign the Group 4, Utility (charge floor) employee to the Furnace Attendant's job for that shift only.

    3. If less than three (3) working hours are needed, the Supervisor will decide if they need to call in another person or work short during that period of time.

    3A. If a Utility progresses to the Furnace Attendant job, and a qualified Yard employee is available on shift to cover the utility vacancy without overtime, the overtime procedure stops. If no Yard employee is available, proceed to Step 4.

    4. If coverage is needed, the Company would call the "prefer" then "non-preferred" Group 3, Furnace Attendants that are not on duty. If filled, the progression step would be reversed.

    5. If the Furnace Attendant elects not to cover the overtime, you will go to the Group 4, Utility, overtime rack and offer the Utility overtime to the employees that have their cards in the "prefer" overtime rack. If coverage is still needed, go to the "non-preferred" overtime rack.

    6. If the Utility elects not to cover the Utility overtime needed, the Company would then call the "prefer" then "non-preferred" Group 3A, Tappers, that are not on duty.

    7. If you do not obtain overtime coverage from any Group in the Furnace, you then go to Group 10, Yard, employees in the "prefer" then "non-preferred" overtime rack. The Yard person would fill the Utility position needed.

If overtime requirements are known more than eight (8) hours prior to the overtime shift, but not more than three (3) days, you will:

    1. Assign the overtime to the Furnace Attendant with the least amount of overtime hours in the "prefer" overtime rack.

    2. Offer the overtime to any Furnace Attendants for which the overtime is needed that have their cards in the "non-preferred" overtime rack.

    3. If the Group 3, Furnace Attendant, elect not to work the overtime, the Company will then use the progression step and assign the Group 4, Utility (charge floor) employee to the Furnace Attendant's job for the shift when it occurs.

    4. At this point, the prescheduling should be done for Group 4, Utility, for this shift. You will then go to the Group 4, Utility, overtime rack and assign the overtime to the employee with the least amount of overtime hours in the "prefer" overtime rack.

    5. If you do not obtain coverage from the above, you will then offer the overtime to any employees in the "non-preferred" overtime rack in Group 4, Utility.

    6. At this point, the Company would then call the "prefer" and "non-preferred" Group 3A, Tapper, that are not on duty and offer the Utility overtime.

    7. If you do not obtain coverage in the Group 4, Utility, you then go to Group 10, Yard, "prefer" overtime rack. If you do not fill the vacancy in the "prefer" overtime rack, then offer the overtime to the employees in the "non-preferred" overtime rack. The Yard person would fill the Utility position needed.

The same procedures are to be followed for the Group 3A, Tapper, except use Group 4, Utility (ground floor).

The same procedures are to be followed for the Group 4, Utility, using Group 3, Furnace Attendant first; then if no coverage is obtained, Group 3A, Tapper.


THE CARBIDE/GRAPHITE GROUP, INC.    OIL, CHEMICAL & ATOMIC WORKERS
                                    INTERNATIONAL UNION 3-556

/s/ R.G. Pepler                /s/ H.E. Littlejohn

/s/ W.E. Damian                /s/ L.J. York

/s/ M.B. Armstrong             /s/ J.O. Haley

/s/ G.F. Weyer                 /s/ C.L. Heath

                               /s/ R. Duncan

                               /s/ G.J. Madison

                                                                    ADDENDUM "B"


Items defined as Instrument work relating to Article V, Section 10, Subsection C(b) are as follows:

          1.   Gas Analyzer(s)

          2.   Scale(s)

          3.   Time Clock(s)

          4.   Meter Reading(s)

                                                                    ADDENDUM "C"


                              LETTER OF AGREEMENT

                               VOLUNTARY LAYOFFS

                            Effective June 25, 1991

                            Revised February 1, 1996


It is mutually agreed that during a fluctuation in the level of operations the following moves may be made which will determine who is to be laid off:

    1. Senior employees in Groups 2-Desulf Operation, 2A-Pack, 3-Furnace Attendants, 3A-Tappers, 4-Utility, 5-Calcine Coal, 6-Acetylene Attendant, 7-Paste, and 11-Coke Attendant may take a layoff in lieu of working. The total number taking layoffs cannot exceed the total number which would be laid off from that department. If no employee is reduced from a Job Group, no employee from that Job Group may take a voluntary layoff.

    2. Senior Janitors, Truck Drivers, and Yard Department employees may take a layoff in lieu of working. When there is a fluctuation in the Yard, Group 10, (when the furnace is running) one employee in the bid job of Janitor and one employee in the bid job of Truck Driver will be allowed to take a voluntary layoff if there are employees fluctuated from the Yard. In the periods of time when the carbide furnace is not running, there will be no limit as to the number of Truck Drivers or Janitors that will be allowed to take voluntary layoffs. Other jobs within Group 10 will be handled as in #1 above.

    3. Senior Group 1-Maintenance and Group 1A-Electricians may take a layoff in lieu of working. The total number taking layoffs cannot exceed the total number which would be laid off from that department.

    4. If there is a need for employees to assist Maintenance during a fluctuation in the level of operations, the reduced production employees may elect to assist in the Maintenance Department. Those employees who do not elect to assist in Maintenance will be reduced to the Yard Department. However, a less senior production employee cannot remain in Maintenance if a more senior involuntarily reduced production employee is laid off out the gate. The Union agrees it will not permit a more senior employee who refused Maintenance work to file a grievance seeking production pay because a less senior employee was working in Maintenance.

    5. Employees desiring to take a layoff in lieu of working must notify the Human Resources Department on or before the 20th of each month.

    6. The length of layoffs in lieu of working shall be for a minimum of one month's duration (28 days). If the layoff is for a longer period than one month, the employee on layoff must renew his layoff five days before the end of the first month. Any employee desiring a layoff in lieu of working during the second month shall notify the Human Resource Department before the 20th day of the first month's layoff.

    7. In the event production is resumed prior to the original specified time, all employees will return when requested by the Company and all moves and trades will cease as of that date.

    8. The laid-off employee may file for Unemployment Insurance and the Company will not contest the claim.

    9. Management's ability to grant voluntary layoffs will be subject to our ability to have and/or recall a replacement.

    10.  Voluntary layoffs are granted on a first-come, first-serve basis.

    11. If any new jobs are created, they will follow the same guidelines as those listed in #1 of this Agreement.

    12. Under no circumstances will employees from other job groups be allowed to work in a department where employees are on voluntary layoff except for the purpose of filling vacations, sick leave, or leave of absence.

This Agreement voids the 1964 Agreement, the letter dated November 8, 1982, and the Notice dated September 20, 1984.


THE CARBIDE/GRAPHITE GROUP, INC.      OIL, CHEMICAL & ATOMIC WORKERS
                                      INTERNATIONAL UNION 3-556

/s/ R.G. Pepler              /s/ H.E. Littlejohn

/s/ W.E. Damian              /s/ L.J. York

/s/ M.B. Armstrong           /s/ J.O. Haley

/s/ G.F. Weyer               /s/ C.L. Heath

                             /s/ R. Duncan

                             /s/ G.J. Madison

                                                                    ADDENDUM "D"

                          SHORT-TERM VOLUNTARY LAYOFF

                                  GUIDELINES

                           Revised February 1, 1996

For a short-term voluntary layoff to occur, the following conditions must be met:

    1. The Company must post notice of workload reduction and that layoffs are a probability in affected departments. The approximate period of time the workload reduction will be in effect will be indicated, although employees should realize timing is subject to change.

    2. Layoffs will be granted up to the number the Company decides can be off and still achieve its objectives for work to be accomplished. In the event more layoffs are requested than the Company can grant, then first-come, first-served will be used in granting the employee's request.

    3. Voluntary layoffs will be granted in one-week increments, with one week (5 working days) being the minimum. Layoffs will not be granted after a pay week has begun.

    4. Employees must notify the Personnel Department to request a layoff. Preferably, the employee should request the layoff before Tuesday at 8:00 a.m. In cases where notice of a workload reduction is posted after Tuesday, then employees should notify Personnel as soon as possible. Once an employee requests and is granted a layoff, the employee cannot change their mind and cancel the layoff before the start of the next work week.

    5. Once an employee starts a layoff, they will be expected to return to work on the date scheduled unless they contact Personnel to request, and are granted, an extension to the layoff.

    6. Under no circumstances will employees from other job groups be allowed to work in a department where employees are on voluntary layoff except for the purpose of filling vacations, sick leave, or leave of absence.


THE CARBIDE/GRAPHITE GROUP, INC.    OIL, CHEMICAL & ATOMIC WORKERS
                                    INTERNATIONAL UNION 3-556

/s/ R.G. Pepler                /s/ H.E. Littlejohn

/s/ W.E. Damian                /s/ L.J. York

/s/ M.B. Armstrong             /s/ J.O. Haley

/s/ G.F. Weyer                 /s/ C.L. Heath

                               /s/ R. Duncan

                               /s/ G.J. Madison

                                                                    ADDENDUM "E"


                            MEMORANDUM OF AGREEMENT

                               POLLING PROCEDURE

                           Effective February 1, 1996


The Union and Company agree on the following rules regarding scheduling which are not otherwise covered by the Labor Contract:

    1. The Union and the Company agree that any shifts worked must conform to the current language of the Labor Contract. Shift schedules may be changed if requested by a majority of the employees in the department involved and subsequently agreed to by the Union and the Company. Employees on a rotating shift schedule will not poll for shifts within the schedule chosen.

    2.   Alternate schedules for seven (7) day continuous operations:

         a. Include no more than eight (8) hours of scheduled overtime assuming four (4) shifts are available to cover one hundred sixty-eight (168) hours in a week.

         b. Alternate schedules will be in effect for one (1) year from the date of implementation. At the end of that year, employees will be given the opportunity to stay with or change their schedule as determined by majority.

         c. If the alternate schedule does not include rotation, the employees on the shift schedule will repoll for shift preference annually based on seniority.

         d. Repolling will also be conducted should there be changes in staff levels or scheduling of shifts within the department.

    3.   Alternate schedules for non-continuous operations:

         a. The number of people, days, and shifts of operation will be set by Management based on operational priorities.

         b. A majority of employees may make a request to change schedules in their department as long as it meets the operational needs of the department. If no request is made, Management will set the work schedule.

         c. Repolling for shift schedule preference in non-continuous operations will be conducted when there are any changes in staffing levels or a schedule change is needed in the department.

    4.   Polling in the Maintenance Department (Groups 1 and 1A):

         a. Shift schedules must conform to the coverage deemed necessary by the Company.

         b. Polling for available shifts will be conducted every two (2) months, within each Group, by seniority.


THE CARBIDE/GRAPHITE GROUP, INC.    OIL, CHEMICAL & ATOMIC WORKERS
                                    INTERNATIONAL UNION 3-556

/s/ R.G. Pepler              /s/ H.E. Littlejohn

/s/ W.E. Damian              /s/ L.J. York

/s/ M.B. Armstrong           /s/ J.O. Haley

/s/ G.F. Weyer               /s/ C.L. Heath

                             /s/ R. Duncan

                             /s/ G.J. Madison

                                                                    ADDENDUM "F"


                             SUPPLEMENTAL AGREEMENT

                               OUTSIDE PURCHASES

                           Effective February 1, 1996


1. The Union President (or designated alternate) will be notified of outside purchases which involve metal working/construction of manufacturing process equipment which has been historically performed by Plant Maintenance.

2.   The Union will be given an opportunity to discuss this outside purchase.

3. It is recognized by all parties that there are occasions where in the interest of cost containment, quality, speed of production, etc., outside purchases will occur.

4.   Such outside purchases will only be conducted through legitimate vendors.

5. This Agreement will not pertain to standard items (as customarily listed in catalogues/price lists) from legitimate vendors.


THE CARBIDE/GRAPHITE GROUP, INC.    OIL, CHEMICAL & ATOMIC WORKERS
                                    INTERNATIONAL UNION 3-556

/s/ R.G. Pepler              /s/ H.E. Littlejohn

/s/ W.E. Damian              /s/ L.J. York

/s/ M.B. Armstrong           /s/ J.O. Haley

/s/ G.F. Weyer               /s/ C.L. Heath

                             /s/ R. Duncan

                             /s/ G.J. Madison

                            MEMORANDUM OF AGREEMENT

                                BUY-OUT PROGRAM

                          Effective February 1, 1996


This program is a one-time opportunity for employees to fully terminate from C/G and receive a cash payment for all rights, including pension rights.

1. An individual must declare his/her intention between February 1, 1996, and February 15, 1996.

2. A mutually agreed upon date for severing employment will be reached. Such date may not be later than April 15, 1996.

3. An individual so resigning and forfeiting any future benefits (including pension) will receive:

     a.   One (1) week's pay for every two (2) full years of service.

     b.   Payment of any earned vacation.

     c. A lump-sum pension payout (to be calculated by the actuary) which reflects the present value of his/her pension.

4. Any individual electing this benefit will not be eligible for any other benefit as a result of C/G or BOC service.

THE CARBIDE/GRAPHITE GROUP, INC.    OIL, CHEMICAL & ATOMIC WORKERS
                                    INTERNATIONAL UNION 3-556


_____________________________________    _____________________________________


_____________________________________    _____________________________________


_____________________________________    _____________________________________


_____________________________________    _____________________________________


_____________________________________    _____________________________________


_____________________________________    _____________________________________

                               MEDICAL AGREEMENT

                           Effective February 1, 1996


1.   No later than April 1, 1996 (sooner if possible), go to Option 2000.

2.   Join the Health Design Plus Alliance.

3. When the Alliance product is ready, but no earlier than January 1, 1997, the Union may request which plan (Alliance or Option 2000) they prefer to be on. To assist that choice, the Union will be given an opportunity to learn the details of each option.

4. The Union request (#3 above) will not be denied unless the difference in cost exceeds 10%. If this occurs, a meeting will take place to resolve differences.

5.   Employee contribution for life of the agreement:

               Single                       $9.00/mo.
               Employee + One              $18.00/mo.
               Family                      $25.00/mo.


6.  Plan Design:  Co-Pay

                                   Hospital           Other
                                   --------           -----
          In Network                   85%                 85%
          Out of Network          65%                 60%

7.  Deductible:

                              Individual              Family
                              ----------              ------
          In Network                  300                       600
          Out of Network      500                     1000

8.  Out-of-Pocket (inclusive of deductible):

                              Individual              Family
                              ----------              ------
          In Network                  500                     1000
          Out of Network      1000                    2000

9. All employees will be presumed to have satisfied the in-network deductible (300/600) on the change-over (see #1 above) date.

                                  SCHEDULE A


PRODUCTION                GROUP  Effective 2/1/96  Effective 2/1/97  Effective 2/1/98  Effective 2/1/99  Effective 2/1/00
----------                -----  ----------------  ----------------  ----------------  ----------------  ----------------
Furnace Attendant          3         $16.96              17.46             18.01             18.61              19.21
Tapper                    3A          16.91              17.41             17.96             18.56              19.16
Desulf Operator            2          16.91              17.41             17.96             18.56              19.16
Packer                    2A          16.81              17.31             17.86             18.46              19.06
Utility                    4          16.81              17.31             17.86             18.46              19.06
Paste Attendant            7          16.81              17.31             17.86             18.46              19.06
Calcine Coal Attendant     5          16.81              17.31             17.86             18.46              19.06
Coke Attendant            11          16.81              17.31             17.86             18.46              19.06
Acetylene Attendant        6          16.96              17.46             18.01             18.61              19.21
Yard                      10          16.53              17.03             17.58             18.18              18.78
Yard Truck Driver         10          16.63              17.13             17.68             18.28              18.88
Janitor                   10          16.53              17.03             17.58             18.18              18.78
First Aid Attendant        8          16.71              17.21             17.76             18.36              18.96
Storekeeper               10          16.63              17.13             17.68             18.28              18.88

                            (Continued on next Page)

MECHANICAL
MAINTENANCE                GROUP  Effective 2/1/96  Effective 2/1/97  Effective 2/1/98  Effective 2/1/99  Effective 2/1/00
-----------                -----  ----------------  ----------------  ----------------  ----------------  ----------------
Second Class               1          16.95              17.45             18.00             18.60              19.20
First Class                1          17.12              17.62             18.17             18.77              19.37

Equipment Operator -
     Second Class          1          16.95              17.45             18.00             18.60              19.20
Equipment Operator -
     First Class           1          17.12              17.62             18.17             18.77              19.37

ELECTRICAL
MAINTENANCE
-----------
Second Class              1A          16.95              17.45             18.00             18.60              19.20
First Class               1A          17.12              17.62             18.17             18.77              19.37

Any production employee hired after February 1, 1984, will be paid $3.00/hour less than the current appropriate wage rate in Schedule A for his/her first six months of employment. Upon attaining six months of employment, he/she will receive a $.50/hour wage increase ($2.50 less than the current appropriate rate in Schedule A). Upon attaining 12 months of employment, he/she will receive a $.50/hour wage increase ($2.00 less than the current appropriate rate in Schedule A). Upon attaining 18 months of employment, he/she will receive a $.50/hour wage increase ($1.50 less than the current appropriate rate in Schedule A). Upon attaining 24 months of employment, he/she will receive a $.50/hour wage increase ($1.00 less than the current appropriate rate in Schedule A). Upon attaining 30 months employment, he/she will receive a $1.00/hour wage increase which will be the appropriate wage rate as listed in Schedule A.

Employees who are in the progressive pay system while in the Tapper classification on a permanent basis or while filling a temporary job for more than four (4) weeks will be paid one dollar ($1.00) more per hour until he/she has progressed to the current appropriate rate for the Tapper classification as listed in Schedule A.